EXHIBIT 12.1


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

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                                                      Three Months       Three Months        Six Months         Six Months
                                                          Ended              Ended              Ended              Ended
                                                       December 31        December 31        December 31        December 31
                                                          1999               1998               1999               1998
                                                     ----------------   ----------------   ----------------   ----------------
Earnings (loss):
              Earnings (loss) before income taxes        $       579       $       320         $    1,162         $      858

Add (deduct):
              Fixed charges from below                           221               198                426                410
              Interest capitalized                               (11)              (12)               (24)               (22)
                                                     ----------------   ----------------   ----------------   ----------------

Earnings (loss) as adjusted                              $       789       $       506         $    1,564         $    1,246

Fixed charges:
              Interest expense                           $        77       $        43         $      143         $       92
              Portion of rental expense representative
                of the interest factor                           144               155                283                318
                                                     ----------------   ----------------   ----------------   ----------------

Total fixed charges                                            $ 221       $       198         $      426         $      410

Ratio of earnings to fixed charges                              3.57              2.56               3.67               3.04
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